Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-952-4434

Moriah Shilton

Investor Relations

408-952-4356

Tessera Provides Update on ITC Actions and Recent PTO Office Action

SAN JOSE, Calif. – Oct. 10, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA), a leading provider of miniaturization technologies for the electronics industry, today provided a status update on certain legal actions.

U.S. International Trade Commission (ITC)

•	337-TA-649

The seven-day hearing in Investigation Number 337-TA-649 (the Subcon ITC Action) has been rescheduled from Feb. 5, 2009 to March 16, 2009. The ITC granted the parties’ request for the extension in part to allow more time for completion of discovery.

Based on the March 16, 2009 hearing date, an Initial Determination on the merits of Tessera’s claims is expected to be issued no later than July 2, 2009, and the target date for completion of the investigation is now Nov. 2, 2009.

Tessera filed the Subcon ITC Action asserting infringement of certain patents by Siliconware Precision Industries Co., Ltd., STATS ChipPAC, Ltd., ASE Inc. and ChipMOS Technologies, Inc., as well as several of these companies’ affiliates.

•	337-TA-630

The ten-day hearing in Investigation Number 337-TA-630 (the DRAM ITC Action) concluded on Oct. 3, 2008. The Administrative Law Judge’s Initial Determination is due by January 14, 2009, and the target date for completion of the investigation is April 14, 2009.

Tessera filed the DRAM ITC Action asserting infringement of certain patents by A-Data Technology Co., Ltd., A-Data Technology (U.S.A.) Co., Ltd., Acer, Inc., Acer America Corp., Centon Electronics, Inc., Elpida Memory, Inc., Elpida Memory (USA) Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Nanya Technology Corp., U.S.A., Powerchip

Semiconductor Corp., Promos Technologies Inc., Ramaxel Technology Ltd., Smart Modular Technologies, Inc., TwinMOS Technologies, Inc., and TwinMOS Technologies USA Inc.

•	337-TA-605

The Administrative Law Judge’s Initial Determination in Investigation Number 337-TA-605 (the Wireless ITC Action) is due by Oct. 20, 2008. The target date for completion of this investigation is Feb. 20, 2009.

Tessera filed the Wireless ITC Action asserting infringement of certain patents by Advanced Micro Devices, Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V.

U.S. Patent and Trademark Office (PTO)

•	‘666 Patent Re-exam

The PTO on Sept. 30, 2008 issued a second office action in the ongoing ex parte reexamination of Tessera’s U.S. Patent No. 5,861,666 (the ‘666 patent), confirming certain claims as valid and maintaining the prior rejections of certain other claims under reexamination. The patent relates to semiconductor packaging technologies used in a variety of applications. This patent is not being asserted in any of Tessera’s current legal actions. Tessera has until Oct. 30, 2008 to file its response with the PTO.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.